Exhibit 4.12

English Summary of the Hebrew Original

Amendment no. 7 to the Credit Agreement dated March 14, 2013, which was amended on November 3, 2013, April 29, 2014, March 31, 2015, March 10, 2016,
December 6, 2016 and March 30, 2017
that was made and entered in Tel Aviv, on December __, 2017

By and Among:	The Entities Listed in Annex 1 of the Credit Agreement
in their capacities as lenders (hereinafter: the "Lenders")
of the first part;

and:	Bank Hapoalim Ltd.
in its capacity as the Credit Manager
and in its capacity as the Securities' Trustee
(hereinafter: "Bank Hapoalim")
of the second part;

and:	Ceragon Networks Ltd.
Company number 51-235244-4
of 24 Raoul Wallenberg St., Tel Aviv, 6971920
(hereinafter: the "Borrower")
of the third part;

(each of the Lenders, the Credit Manager, the Securities' Trustee and the Borrower shall be referred to hereinbelow as a "Party" and jointly as the "Parties")

Whereas
on March 14, 2013, the Borrower entered into a credit agreement with the Lenders (hereinafter: the "Credit Agreement"), in the framework of which, and by virtue of which, inter alia, the "Credit" was made available to the Borrower; and

Whereas
on November 3, 2013, following the Borrower's request to make various amendments to the Credit Agreement, Amendment no. 1 to the Credit Agreement was executed by and among the Parties, and on April 29, 2014, following the Borrower's request to make additional amendments to the Credit Agreement, instead of the amendments that were made to the Credit Agreement in the framework of Amendment no. 1, Amendment no. 2 to the Credit Agreement was executed by and among the Parties, and on March 31, 2015, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 2 and remained in force, Amendment no. 3 to the Credit Agreement was executed by and among the Parties (hereinafter: "Amendment no. 3") and on March 10, 2016, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 3, Amendment no. 4 to the Credit Agreement was executed by and among the Parties, and on December 6, 2016, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 3 and remained in force, Amendment no. 5 to the Credit Agreement was executed by and among the Parties, and on March 30, 2017, following the Borrower's request to make various amendments to the Credit Agreement, Amendment no. 6 to the Credit Agreement was executed by and among the Parties (hereinafter, jointly, the "Amendments"); and

Whereas
additionally, the Borrower approached the Remaining Lenders and requested to make various additional amendments to the Credit Agreement and to the Amendments, as specified in this Amendment below; and in reliance upon the veracity of the Borrower's representations and warranties in the Credit Agreement and in this Amendment, as specified below, and the fulfillment of all of its undertakings as specified in the Credit Agreement, as amended in this Amendment, the Remaining Lenders agreed to the Borrower's request, all subject to and in accordance with the terms and conditions and the provisions of the Credit Agreement and this Amendment;

Now, Therefore, it has been represented, stipulated and agreed among the Parties, as follows:

1.	General

1.1
The preamble to this Amendment constitutes an integral part hereof. All of the terms mentioned above and below in this Amendment shall have the meaning given to them in them in the Credit Agreement, unless explicitly stated otherwise.

1.2	For the removal of doubt it is agreed that this Amendment constitutes part of the Credit Documents, as defined in Section 2 of the Credit Agreement.

1.3
In addition to any representation and/or warranty and/or undertaking of the Borrower in the Credit Agreement and/or in the other "Credit Documents" (as such term is defined in the Credit Agreement) and/or in any other document and/or agreement that was and/or shall be delivered to the Lenders in connection with the Credit and/or in connection with the securities, and without prejudicing and/or derogating from any of the above (unless as is warranted pursuant to this Amendment), the Borrower represents, confirms and undertakes towards the Lenders and to the position holders as follows:

1.3.1	That the Borrower has and continues to precisely and entirely comply with all the provisions of the Credit Agreement;

1.3.2
That all of the Borrower's representations that are specified in the Credit Agreement (other than those specified in Sections 15.1.2, 15.1.3(a), 15.1.5, 15.1.6, 15.1.10, 15.1.11 and 15.1.16) remain true and correct as of the date of the execution of this Amendment;

1.3.3
That (a) the Borrower has obtained all of the resolutions, consents, authorizations, permits and approvals required under its documents of incorporation and/or under any law and/or the directive of any authority, with respect to making this Amendment and/or with respect to the Credit Agreement and its annexes; (b) there is no need to adopt resolutions and/or receive any other approvals and/or consents; (c) all of the measures and actions that are required in order to duly approve its engagement under this Amendment have been taken; (d) all of the Borrower's undertakings under, in the framework of and/or in connection with this Amendment and/or the Credit Agreement and/or the other Credit Documents are legal, in force, valid, binding and enforceable against it, as per their terms and conditions.

2.	Increasing the Guarantee Facility

2.1
Without derogating from the provisions of Sections 18.8 and 18.9 of the Credit Agreement, commencing from the date of execution of this Amendment, the amount of the Bank Guarantee Facility that each of the Lenders allocated shall be amended such that the total Bank Guarantee Facilities that shall be allocated by all of the Lenders together shall increase by an amount of 15 million US dollars.

2.2	Annex 1 of the Credit Agreement shall be replaced by Annex 2.2 of this Amendment, in accordance with the amendment specified in Section 2.1 above.

2.3
Commencing from the date of execution of this Amendment, Section 16.28.5 of the Credit Agreement shall be amended such that Annex 16.28.5 of the Credit Agreement shall be replaced by Annex 2.3 of this Amendment.

3.	Interest and Commissions

3.1
The Borrower shall pay: (a) to Bank Hapoalim, in its capacity as Credit Manager, and (b) to each Lender, through the Credit Manager, a one-time commission for handling the request to amend the Credit Agreement, all as specified in the Commissions Letter, which shall be executed concurrently with the execution of this Amendment by the Borrower.

3.2	The payment of any of the commissions specified above shall be deemed final and absolute, and shall not be refunded to the Borrower for any reason whatsoever.

4.	Miscellaneous

4.1
Unless otherwise expressly set forth in this Amendment, the terms and conditions and the obligations specified in this Amendment do not derogate from and/or prejudice and/or modify any other undertaking of the Borrower towards the Lenders and/or the validity of any security whatsoever that was made available to the benefit of the Securities' Trustee for the Lenders, under and by virtue of the Credit Agreement and/or the other Credit Documents and/or any other agreement or document that was and/or shall be delivered to the Lenders or to a position holder with respect to the Credit, and these shall continue to have full and binding force, including all of the provisions relating to the Lenders' rights to make the Credit immediately payable, all in accordance with and subject to the provisions and the terms and conditions of the Credit Documents.

4.2
This Amendment, unless explicitly stated otherwise herein, is meant to be in addition to all that is stated in the Credit Agreement and in the Amendments, and shall not derogate from and/or modify and/or prejudice them, and other than as explicitly specified in this Amendment, all of the rights of the Lenders and of the Borrower under the Credit Agreement, the Amendments and applicable law, are fully reserved.

4.3
Without derogating from and/or prejudicing other rights of the Lenders under this Amendment and/or the Credit Agreement and/or the other Credit Documents, the Borrower hereby grant Bank Hapoalim (advance) irrevocable instructions to transfer, within 10 days from the date of the execution of this Amendment, from the Borrower's Account at Bank Hapoalim (as defined in the Credit Agreement to account no. 5140 at branch 781 of Bank Hapoalim, that is managed in the name of Gornitzky & Co. – Advocates and Notaries (the Lenders' legal counsel), the entire balance of the legal fees to Gornitzky & Co. as of the date of the execution of this Amendment, in accordance with the transaction bills that have been issued thereby by such date and have not yet been paid.

4.4	This Amendment may be signed by its Parties in one copy or in several separate copies by any of the Parties, which shall all constitute one document.

4.5	This Amendment shall be signed on behalf of the Lenders by Bank Hapoalim in its capacity as the Credit Manager and in its capacity as the Securities' Trustee.

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